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                                                                     Exhibit 8.3

                [LETTERHEAD OF NATIONAL CAPITAL COMPANIES, LLC]


June 17, 1997

Board of Directors
Hopkinsville Federal Savings Bank
2700 Fort Campbell Boulevard
Hopkinsville, Kentucky 41192


RE: Subscription Rights - Mutual to Stock Conversion of Hopkinsville Federal Savings Bank

Ladies and Gentlemen:

The purpose of this letter is to provide an opinion on the value of the nontransferable subscription rights in connection with the conversion of Hopkinsville Federal Savings Bank (the "Bank") from, federal mutual savings bank to a federal stock savings bank and the issuance of common stock pursuant to the Bank's Plan of Conversion.

The shares of common stock are to be offered pursuant to nontransferable subscription rights in a subscription offering. The shares of common stock are to be issued in the Conversion at a purchase price of $10.00 per share with subscription rights being granted to certain depositors of the Bank, the Bank's tax-qualified employee stock benefit plan (the ESOP) and to certain other members of the Bank. The subscription rights will be acquired by such recipients without cost, will be nontransferable and of short duration (expiring prior to the closing of the stock offering), and will afford the recipients the right only to purchase shares of common stock at the same price as may be paid by the general public in a community offering.

Based on these facts, we are of the opinion that:

     (1) The subscription rights will have no ascertainable fair market value, and;

     (2) The price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise.

Further, it is our opinion that the subscription rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community public offering takes place.
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Board of Directors
June 17, 1997
Page 2

Our opinion is not and should not be considered a recommendation of any kind as to the desirability of purchasing common shares being offered in the Conversion. Nor is our opinion to be considered advice as to the potential future value of the common stock being offered.

Sincerely,

NATIONAL CAPITAL COMPANIES, LLC

/s/ Stephen Clinton
Stephen Clinton
President